As filed with the Securities and Exchange Commission on October 6, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ensco plc

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	98-0635229
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

6 Chesterfield Gardens

London England

W1J 5BQ

(Address of Principal Executive Offices including Zip Code)

Atwood Oceanics, Inc. Amended and Restated 2007 Long-Term Incentive Plan

Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan

(Full Title of the Plans)

MICHAEL T. MCGUINTY

Senior Vice President, General Counsel and Secretary

Ensco plc

6 Chesterfield Gardens

London W1J 5BQ

United Kingdom

+44 (0) 207 659 4690

(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy To:

Adam Kestenbaum

Latham & Watkins LLP

555 Eleventh Street, NW Suite 1000

Washington, DC 20004

Telephone: (202) 637-3361

Facsimile: (202) 637-2201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Ordinary Shares, nominal value $0.10 per share	3,180,454	$5.92	$18,828,287.68	$2,344.12

(1)  Class A Ordinary Shares, nominal value $0.10 per share (the “Ensco Class A Ordinary Shares”), of Ensco plc (“Ensco,” the “Registrant” or the “Company”) being registered hereby relate to the Atwood Oceanics, Inc. Amended and Restated 2007 Long-Term Incentive Plan, and the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional Ensco Class A Ordinary Shares as may become issuable under the plan as a result of the antidilution provisions thereof.

(2)          Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act, based on the average high and low prices of the Ensco Class A Ordinary Shares as reported by the New York Stock Exchange on October 4, 2017

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SECURITIES

Effective October 6, 2017, pursuant to the Agreement and Plan of Merger, dated as of May 29, 2017 (the “Merger Agreement”), by and among Ensco, Atwood Oceanics, Inc., a Texas corporation (“Atwood”), and Echo Merger Sub LLC, a Texas limited liability company (“Merger Sub”), Merger Sub merged with and into Atwood (the “Merger”), with Atwood continuing to survive as a wholly owned subsidiary of Ensco.

In connection with the Merger, at the effective time of the Merger (the “Effective Time”), (i) each outstanding share of Atwood common stock, par value $1.00 per share, was converted into the right to receive 1.60 Ensco Class A Ordinary Shares, (ii) Ensco assumed the Atwood Oceanics, Inc. Amended and Restated 2007 Long-Term Incentive Plan and the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan (collectively, the “Assumed Plans”), and (iii) each award of stock options granted under the Assumed Plans and remaining outstanding and unexercised immediately prior to the Effective Time became fully vested and exercisable and converted into a stock option relating to Ensco Class A Ordinary Shares.

The aggregate number of Ensco Class A Ordinary Shares subject to the Assumed Plans after the Effective Time will be 3,180,454. Ensco is filing this Registration Statement to register such Ensco Class A Ordinary Shares under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Exchange Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the Commission (only to the extent “filed” and not “furnished” in accordance with Commission rules):

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Commission on February 28, 2017;

•                  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, filed with the Commission on April 27, 2017 and July 27, 2017, respectively;

•                  Definitive Proxy Statement on Schedule 14A filed with the Commission on March 31, 2017;

•                  Current Reports on Form 8-K filed with the Commission on January 11, 2017, January 23, 2017, March 10, 2017, May 23, 2017, May 30, 2017, July 27, 2017, September 28, 2017, October 5, 2017 and October 6, 2017, respectively; and

•                  Description of the Ensco Class A Ordinary Shares contained in the Current Report on Form 8-K, as such description may be updated from time to time, filed with the Commission on May 15, 2012.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the Ensco Class A Ordinary Shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Officers and Directors.

The discussion below summarizes the material indemnification provisions of the Ensco Articles of Association (the “Articles”) and certain sections of the U.K. Companies Act 2006 (the “Companies Act 2006”) related to indemnification.

Article 138 of the Articles provides:

138.INDEMNITY

138.1 To the extent permitted by the Acts and without prejudice to any indemnity to which any person may otherwise be entitled, the Company shall:

(a)   indemnify to any extent any person who is or was a director or officer of the Company, or a director or officer of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company;

(b)   indemnify to any extent any person who is or was a director or officer of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the Company’s activities as trustee of an occupational pension scheme;

(c)   create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorised or permitted by law and including as part thereof provisions with respect to any or all of the foregoing paragraphs of this Article 144.1 to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

138.2 Where a person is indemnified against any liability in accordance with Article 138.1, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

Article 84 of the Articles provides:

84.  Insurance.  Subject to the provisions of the Acts, the board may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was a director, alternate director or officer of the Company or of any associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust or any other liability which may lawfully be insured against by the Company.

Section 232 of the Companies Act 2006 provides as follows:

232  PROVISIONS PROTECTING DIRECTORS FROM LIABILITY

(1)   Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)   Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a)  section 233 (provision of insurance),

(b)  section 234 (qualifying third party indemnity provision), or

(c)  section 235 (qualifying pension scheme indemnity provision).

(3)   This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)   Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

Section 233 of the Companies Act 2006 provides as follows:

233  PROVISION OF INSURANCE

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

Section 234 of the Companies Act 2006 provides as follows:

234  QUALIFYING THIRD PARTY INDEMNITY PROVISION

(1)   Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)   Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)   The provision must not provide any indemnity against—

(a)   any liability of the director to pay—

(i)  a fine imposed in criminal proceedings, or

(ii)  a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)   any liability incurred by the director—

(i)  in defending criminal proceedings in which he is convicted, or

(ii)  in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)  in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)   The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)   For this purpose—

(a)   a conviction, judgment or refusal of relief becomes final—

(i)  if not appealed against, at the end of the period for bringing an appeal, or

(ii)  if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)   an appeal is disposed of—

(i)  if it is determined and the period for bringing any further appeal has ended, or

(ii)  if it is abandoned or otherwise ceases to have effect.

(6)   The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 235 of the Companies Act 2006 provides as follows:

235  QUALIFYING PENSION SCHEME INDEMNITY PROVISION

(1)   Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)   Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)   The provision must not provide any indemnity against—

(a)   any liability of the director to pay—

(i)  a fine imposed in criminal proceedings, or

(ii)  a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)   any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)   The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)   For this purpose—

(a)   a conviction becomes final—

(i)  if not appealed against, at the end of the period for bringing an appeal, or

(ii)  if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)   an appeal is disposed of—

(i)  if it is determined and the period for bringing any further appeal has ended, or

(ii)  if it is abandoned or otherwise ceases to have effect.

(6)   In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

Section 239 of the Companies Act 2006 provides as follows:

239  RATIFICATION OF ACTS OF DIRECTORS

(1)   This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.

(2)   The decision of the company to ratify such conduct must be made by resolution of the members of the company.

(3)   Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.

(4)   Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him. This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5)   For the purposes of this section—

(a)   “conduct” includes acts and omissions;

(b)   “director” includes a former director;

(c)   a shadow director is treated as a director; and

(d)   in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).

(6)   Nothing in this section affects—

(a)   the validity of a decision taken by unanimous consent of the members of the company, or

(b)   any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

(7)   This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.

Section 1157 of the Companies Act 2006 provides as follows:

1157  POWER OF COURT TO GRANT RELIEF IN CERTAIN CASES

(1)   If in proceedings for negligence, default, breach of duty or breach of trust against—

(a)   an officer of a company, or

(b)   a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)   If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a)   he may apply to the court for relief, and

(b)   the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)   Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

Under Section 250 of the Companies Act 2006, a “director” is defined to include “any person occupying the position of director, by whatever name called.” In Ensco’s case, references in the Companies Act 2006 to a “director” would also include certain officers.

Each of Ensco’s directors and officers are parties to indemnity agreements that generally provide that such persons will be indemnified to the fullest extent permitted by applicable law, including with respect to losses suffered or incurred by them, among others, arising out of or in connection with the person’s appointment as a director or officer or serving in such capacity. The indemnity agreements also provide for advancement of expenses to the directors and officers in connection with legal proceedings. The terms of the indemnity agreements are subject to certain exceptions or exclusions to the extent required by applicable law, including the repayment of advancement of expenses in certain circumstances.

Ensco maintains directors and officers insurance coverage, which, subject to policy terms and limitations, includes coverage to reimburse Ensco for amounts that Ensco may be required or permitted by law to pay Ensco directors or officers.

The Merger Agreement provides that, for six years after the Effective Time, Ensco will indemnify the present and former officers, directors, employees, fiduciaries and agents of Atwood and its subsidiaries from liabilities actually and reasonably incurred by them arising out of actions or omissions in their capacity as such whether occurring before or after the Merger, to the fullest extent permitted under English law. In addition, Ensco will maintain Atwood’s directors’ and officers’ insurance coverage for six years after the Effective Time but only to the extent related to actions or omissions prior to the Effective Time.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

EXHIBIT

3.1	Certificate of Incorporation on Change of Name (incorporated by reference to Exhibit 3.1 to Ensco’s Current Report on Form 8-K filed on April 1, 2010, File No. 1-8097)

3.2

Articles of Association of Ensco plc (incorporated by reference to Annex 2 to the Registrant’s Proxy Statement on Form DEF 14A filed on April 5, 2013, as adopted by Special Resolution passed on May 20, 2013, File No. 1-8097)

4.1*	Atwood Oceanics, Inc. Amended and Restated 2007 Long-Term Incentive Plan

4.2*	Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan

5.1*	Legal Opinion of Latham & Watkins LLP

15.1*	Letter regarding unaudited interim financial information

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Ensco plc

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included as part of signature page to this Registration Statement)

*          Filed herewith.

Item 9.   Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, United Kingdom, on the 6th day of October 2017.

ENSCO PLC

By:	/s/ Jonathan H. Baksht
Jonathan H. Baksht
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carl G. Trowell, Jonathan H. Baksht, Michael T. McGuinty and Elizabeth W. Darby, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 6, 2017.

Signature	Title

/s/ Carl G. Trowell	Director, Chief Executive Officer and President
Carl G. Trowell	(principal executive officer)

/s/ Jonathan H. Baksht	Senior Vice President and Chief Financial Officer
Jonathan H. Baksht	(principal financial officer)

/s/ Robert W. Edwards III	Vice President - Finance (principal accounting officer)
Robert W. Edwards III

/s/ J. Roderick Clark	Director
J. Roderick Clark

/s/ Roxanne J. Decyk	Director
Roxanne J. Decyk

/s/ Mary E. Francis CBE	Director
Mary E. Francis CBE

/s/ C. Christopher Gaut	Director
C. Christopher Gaut

/s/ Gerald W. Haddock	Director
Gerald W. Haddock

/s/ Francis S. Kalman	Director
Francis S. Kalman

/s/ Keith O. Rattie	Director
Keith O. Rattie

/s/ Paul E. Rowsey III	Director
Paul E. Rowsey III